Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan and 1993 Employee Stock Purchase Plan of PDL BioPharma, Inc. of our reports dated February 23, 2007, with respect to the consolidated financial statements of PDL BioPharma, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006, and PDL BioPharma, Inc. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of PDL BioPharma, Inc., and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

August 3, 2007